Exhibit 99.2

Wesco Aircraft Enters into Definitive Merger

Agreement to be Acquired by Affiliate of Platinum Equity

VALENCIA Calif., August 9, 2019 — Wesco Aircraft Holdings Inc. (NYSE: WAIR), one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry, today announced that it has entered into a definitive merger agreement to be acquired by an affiliate of Platinum Equity in a transaction valued at approximately $1.9 billion.

Upon closing, Wesco will be combined with Platinum Equity portfolio company Pattonair, a provider of supply chain management services for the aerospace and defense industries based in the United Kingdom.

Under the agreement, which has been unanimously approved by Wesco’s Board of Directors, Wesco shareholders would receive $11.05 per share in cash. The cash purchase price represents a premium of approximately 27.5 percent to the 90-day volume weighted average share price for the period ended May 24, 2019, the last trading day prior to media speculation regarding a potential transaction involving Wesco Aircraft.

Wesco’s three largest shareholders, affiliates of The Carlyle Group and Makaira Partners, as well as the Snyder Family Trusts, support the transaction and have entered into voting and support agreements to vote their shares in favor of the transaction.

“We are excited about the opportunities a combination with Pattonair will provide Wesco. This is the right transaction for our shareholders, customers and employees,” said Todd Renehan, Chief Executive Officer of Wesco Aircraft. “This transaction is a strong validation of our customer value proposition, and it will allow us to find new and innovative ways to bring more value to customers, enhance relationships with suppliers and create additional opportunities for employees.”

Wayne Hollinshead, Pattonair CEO, said, “This is great news for our company and our customers and will create new avenues for growth and expansion. Wesco is an outstanding business with an impressive track record for innovation and customer service. We are excited about the prospects of working together.”

Louis Samson, Platinum Equity Partner, said, “Wesco’s broad customer base and industry-leading capabilities have positioned it well to benefit from long-term trends in the aerospace and defense industry. Bringing Wesco and Pattonair together will create a truly global enterprise, benefiting the combined customer base through increased scale and access to new technologies.”

Transaction Details

The transaction will be financed through a combination of committed equity financing provided by affiliates of Platinum Equity Capital Partners IV, L.P., as well as debt financing that has been committed to by Bank of America Merrill Lynch.

The transaction is expected to be completed by the end of calendar 2019 and is subject to Wesco shareholder approval, regulatory clearances and other customary closing conditions.

Upon the completion of the transaction, Wesco will become a privately held company, and shares of its common stock no longer will be listed on any public market.

Advisors

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are serving as financial advisors to Wesco, and Latham & Watkins LLP is providing legal counsel to Wesco. Hughes Hubbard & Reed LLP is providing M&A legal counsel to Pattonair, and Willkie Farr & Gallagher LLP is providing financing legal counsel to Pattonair.

About Wesco Aircraft

Wesco Aircraft is one of the world’s leading distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 550,000 active SKUs.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Additional Information About the Acquisition and Where to Find It

This communication relates to the proposed merger (the “Merger”) of Wesco Aircraft Holdings, Inc., a Delaware corporation (“Wesco Aircraft”), and Wolverine Merger Corporation, a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 8, 2019, by and among Wesco Aircraft, Parent and Merger Sub (the “Merger Agreement”)

Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Platinum Equity Advisors, LLC. A special meeting of the stockholders of Wesco Aircraft will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger.  Wesco Aircraft expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed Merger between Wesco Aircraft and Merger Sub. The definitive proxy statement will be sent or given to the stockholders of Wesco Aircraft and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF WESCO AIRCRAFT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WESCO AIRCRAFT, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Wesco Aircraft with the SEC at the SEC’s website at www.sec.gov, at Wesco Aircraft’s website at www.wescoair.com or by sending a written request to Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, California 91355, Attention: Executive Vice President, Chief Legal and Human Resources Officer.

Participants in the Solicitation

Wesco Aircraft and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Wesco Aircraft’s stockholders in connection with the Merger will be set forth in Wesco Aircraft’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in Wesco Aircraft’s definitive proxy statement for its 2019 Annual Meeting of

Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on December 14, 2018. To the extent that holdings of Wesco Aircraft’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

Certain statements contained in this document may be considered forward-looking statements within the meaning of U.S. securities laws, including Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; (3) the risk that the Merger Agreement may be terminated in circumstances requiring Wesco Aircraft to pay a termination fee of approximately $39 million; (4) the risk that the Merger disrupts Wesco Aircraft’s current plans and operations or diverts management’s attention from its ongoing business; (5) the effect of the announcement of the Merger on the ability of Wesco Aircraft to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (6) the effect of the announcement of the Merger on Wesco Aircraft’s operating results and business generally; (7) the amount of costs, fees and expenses related to the Merger; (8) the risk that Wesco Aircraft’s stock price may decline significantly if the Merger is not consummated; (9) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Wesco Aircraft and others; (10) other factors that could affect the results of Wesco Aircraft’s business such as general economic and industry conditions, changes in military spending, a loss of significant customers or a material reduction in purchase orders by significant customers, suppliers’ ability to provide products in a timely manner, in adequate qualities and at a reasonable cost, and Wesco Aircraft’s ability to maintain effective information technology and warehouse management systems; and (11) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, Wesco Aircraft’s stockholders will cease to have any equity interest in Wesco Aircraft and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Wesco Aircraft’s filings with the SEC, including its Annual Report on Form 10-K for the year ended September 30, 2018 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Wesco Aircraft undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com